Exhibit 10.2

Bond Delivery Agreement

AVISTA CORPORATION

to

MUFG BANK, LTD.,

as Administrative Agent

Dated as of June 8, 2023

Relating to

First Mortgage Bonds, Collateral Series 2023A

THIS BOND DELIVERY AGREEMENT, dated as of June 8, 2023 (this “Agreement”), is entered into between AVISTA CORPORATION, a Washington corporation (the “Company”), and MUFG BANK, LTD. (as successor by appointment to MUFG Union Bank, N.A.) (“MUFG”), as Administrative Agent (in such capacity, the “Agent”) under the Credit Agreement, dated as of February 11, 2011, among the Company, the financial institutions party thereto from time to time as lenders (the “Lenders”), KeyBank National Association, as a Co- Documentation Agent, U.S. Bank National Association, as a Co-Documentation Agent and an Issuing Bank, Wells Fargo Bank, National Association, as Syndication Agent and an Issuing Bank, MUFG, as an Issuing Bank, and the Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, the Company has entered into the Credit Agreement and may from time to time borrow thereunder or request the issuance of letters of credit thereunder in accordance with the provisions thereof; and

WHEREAS, the Company has established its First Mortgage Bonds, Collateral Series 2023A, in the aggregate principal amount of $500,000,000 (the “Bonds”), to be issued under and in accordance with, and secured by, the Mortgage and Deed of Trust, dated as of June 1, 1939, as heretofore amended and supplemented and as further supplemented by the Sixty-eighth Supplemental Indenture, dated as of June 1, 2023 (the “Sixty-eighth Supplemental Indenture”), of the Company to Citibank, N.A., as successor trustee (the “Trustee”), such Mortgage and Deed of Trust, as so amended and supplemented, being hereinafter sometimes called the “Mortgage” (all capitalized terms used herein without definition having the meanings assigned to them in the Sixty-eighth Supplemental Indenture); and

WHEREAS, the Company proposes to issue and deliver to the Agent, for the benefit of the Lenders, the Bonds in order to provide the benefit of the lien of the Mortgage as security for the obligation of the Company under the Credit Agreement to pay the Obligations;

NOW, THEREFORE, in consideration of the premises, of certain agreements of the Lenders, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Agent hereby agree as follows:

ARTICLE I

THE BONDS

SECTION 1.1. Delivery of Bonds.

In order to provide the benefit of the lien of the Mortgage as security for the obligation of the Company to pay the Obligations, as aforesaid, the Company hereby delivers to the Agent Bonds in the aggregate principal amount of $500,000,000, maturing on June 8, 2028 (or such later date to which such Stated Maturity Date shall have been extended as provided in the Sixty- eighth Supplemental Indenture) and bearing interest as provided in the Sixty-eighth Supplemental Indenture. The obligation of the Company to pay the principal of and interest on the Bonds shall be deemed to have been satisfied and discharged in full or in part, as the case may be, to the extent of the payment by the Company of the Obligations, all as set forth in clause (f) of subsection (II) of Section 1 of Article I of the Sixty-eighth Supplemental Indenture and in the Bonds.

The Bonds are registered in the name of the Agent and shall be owned and held by the Agent, subject to the provisions of this Agreement, for the benefit of the Lenders, and the Company shall have no interest therein. The Agent shall be entitled to exercise all rights of bondholders under the Mortgage with respect to the Bonds.

The Agent hereby acknowledges that it has received the Bonds and has surrendered to the Trustee all of the Company’s First Mortgage Bonds, Collateral Series 2020A held by the Agent.

SECTION 1.2. Payments on the Bonds.

Any payments received by the Agent on account of the principal of or interest on the Bonds shall be distributed by the Agent in accordance with the applicable provisions of the Credit Agreement, and the Company hereby consents to such distribution.

ARTICLE II

NO TRANSFER OF BONDS; SURRENDER OF BONDS

SECTION 2.1. No Transfer of the Bonds.

The Agent shall not sell, assign or otherwise transfer any Bonds delivered to it under this Agreement except to a successor administrative agent under the Credit Agreement. The Company may take such actions as it shall deem necessary, desirable or appropriate to effect compliance with such restrictions on transfer, including the issuance of stop-transfer instructions to the trustee under the Mortgage or any other transfer agent thereunder.

SECTION 2.2. Surrender of Bonds.

The Agent shall surrender the Bonds to or upon the order of the Company when and as required under Article VIII of the Credit Agreement.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Definitions

“Effective Date” shall have the meaning specified in that certain Fifth Amendment to Credit Agreement, dated as of June 8, 2023, among the Company, the lenders party thereto, U.S. Bank National Association, as an Issuing Bank, Wells Fargo Bank, National Association, as an Issuing Bank, MUFG, as an Issuing Bank, and the Agent.

“Indemnitees”, “Issuing Banks”, “LC Disbursements”, “Loan Documents”

and “Loans” shall have the meanings specified in the Credit Agreement.

“Obligations” shall mean the obligations of the Company for (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and LC Disbursements, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) the reimbursement of the LC Disbursements, when and as due, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company to the Lenders, the Issuing Banks, the Agent and the other Indemnitees under the Credit Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company under or pursuant to the Credit Agreement and the other Loan Documents.

As used in this Agreement, the words “include,” “includes” and “including” are not limiting.

SECTION 3.2. Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, the Company and the Agent have caused this Agreement to be executed and delivered as of the date first above written.

AVISTA CORPORATION

By:	/s/ Jason E. Lang
Name:	Jason E. Lang
Title:	Assistant Treasurer and Director of Finance and Risk

MUFG BANK, LTD., as Administrative Agent

By:	/s/ Lawrence Blat
Name:	Lawrence Blat
Title:	Authorized Signatory

(Signature Page to Bond Delivery Agreement)